News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Patrick R. Stobb (734) 855-3140

Media Contact: Manley Ford (734) 855-2616
TRW Automotive Reports Second Quarter 2006 Financial Results; Provides Update on 2006 Full Year Outlook
LIVONIA, MICHIGAN, August 2, 2006 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported second-quarter 2006 financial results with sales of $3.5 billion, an increase of about 3 percent compared to the same period a year ago. Net earnings for the 2006 quarter were $91 million or $0.88 per diluted share, which compares to $85 million or $0.83 per diluted share in the prior year quarter.
The prior year second-quarter results included $10 million of net income relating to the combined effect of a one-time tax benefit and a loss on retirement of debt. Net earnings in the 2005 period excluding these items were $75 million or $0.73 per diluted share. The effective tax rate in the current quarter, which is lower than the expected full year 2006 rate due to the Company’s quarterly geographic earnings profile, contributed significantly to the increase in earnings compared to the 2005 adjusted results.
“Our diversification and steady growth of safety products, together with a strong operating performance, were fundamental to our results in the quarter, marking a solid first half for the Company,” said John Plant, president and chief executive officer. “Although we anticipate a healthy degree of our first half momentum to continue into the second half, which is reflected in our revised full year guidance, our projection for the remaining quarters is tempered by our expectation of weaker industry volumes, the impact of higher interest rates and a continued headwind from commodity inflation.”

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Mr. Plant added, “Our focus on safety and a highly diversified customer and geographic sales base, in combination with aggressive cost cutting, are helping us achieve our financial targets and providing the means for us to make significant investments in our product development efforts across the globe.”
Second Quarter 2006
The Company reported second-quarter 2006 sales of $3.5 billion, an increase of $96 million or 2.9 percent over the prior year period. The current year benefited from the inclusion of sales from Dalphi Metal Espana, S.A. (“Dalphimetal”), which was acquired in October 2005, continued demand for safety products and the positive effect of foreign currency translation. These positive factors were partially offset by lower customer vehicle production in both North America and Europe, and price reductions provided to customers.
Operating income for second-quarter 2006 was $201 million, which represents an increase of $6 million over the prior year total of $195 million. The positive variance resulted primarily from the increased level of sales, savings generated from cost reduction, productivity and restructuring programs and the non-recurrence of foreign currency losses in the prior year. These items were in part offset by price reductions provided to customers and the negative net impact of commodity inflation. Restructuring and asset impairment expenses in the 2006 period were $11 million, which compares to $15 million in 2005.
Net interest and securitization expense for the second quarter of 2006 increased sharply to $61 million when compared to the prior year total of $55 million. The year-to-year increase can be attributed to the impact of rising interest rates on the Company’s floating rate debt, which stands at approximately 63% of total debt outstanding, and incremental bank debt assumed at the time of the Dalphimetal acquisition, that together more than offset interest savings related to past debt reduction and capital structure improvement efforts. Also in the 2005 period, the Company incurred expenses of $7 million for loss on retirement of debt related to the partial redemption of its 10-1/8 senior notes.

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Tax expense in the 2006 quarter was $53 million resulting in an effective tax rate of 37 percent, which is below the expected annual rate as a result of the Company’s quarterly geographic earnings profile. The lower tax rate in the quarter contributed significantly to the increase in net earnings when compared to the prior year’s adjusted results.
Net earnings in the second quarter of 2006 were $91 million, or $0.88 per diluted share, which compares to $85 million or $0.83 per diluted share in the 2005 period. As mentioned previously, the comparable 2005 period included the positive net impact of $10 million for non-recurring items related to a one-time tax benefit that was partially offset by debt retirement expenses. Prior year net earnings excluding the $10 million net benefit were $75 million or $0.73 per diluted share.
Earnings before interest, securitization costs, loss on retirement of debt, taxes, depreciation and amortization (“EBITDA”) were $326 million in the second quarter, which is consistent with the prior year level of $324 million.
First Half 2006
The Company reported first-half 2006 sales of $6.9 billion, an increase of $267 million or 4.1 percent compared to prior year sales of $6.6 billion. The current year benefited from the inclusion of sales resulting from the acquisition of Dalphimetal, continued growth from safety products and the net benefit of higher vehicle production, offset partially by the negative effect of foreign currency translation and price reductions provided to customers.
Operating income for first-half 2006 was $428 million, which represents an increase of $81 million, or 23 percent, over the prior year total of $347 million. The positive variance resulted primarily from the increased level of sales and from a beneficial product mix that favored the Company’s Occupant Safety business. In addition, the year-to-year increase in operating income reflected savings generated from cost reduction, productivity and restructuring programs and the non-recurrence of certain customer solvency and foreign currency related expenses. These items were in part offset by price reductions provided to customers and the negative net impact of commodity inflation. Restructuring and asset impairment expenses in the first half of 2006 were $19 million, which compares to $23 million in the 2005 period.

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Net interest and securitization expense for first-half 2006 totaled $122 million, which compares to $114 million in the prior year period, or $111 million after excluding $3 million of debt refinancing expenses. The year-to-year increase can be attributed to the impact of rising interest rates on the Company’s floating rate debt and incremental bank debt assumed at the time of the Dalphimetal acquisition that together more than offset interest savings related to past debt reduction and capital structure improvement efforts.
In the first half of 2006, the Company incurred charges of $57 million related to the tender for the outstanding GBP 94.6 million 10-7/8% bonds of its Lucas Industries Limited subsidiary. Similarly, the Company incurred charges of $7 million in the prior year period for debt retirement expenses associated with the partial redemption of its 10-1/8% senior notes.
Tax expense in the first half of 2006 was $116 million, which resulted in an effective tax rate of 46 percent. The effective tax rate excluding expenses related to the Lucas bond transaction of $57 million (which carry zero tax benefit due to the Company’s tax loss position in the applicable jurisdiction) was 37 percent. This rate is below the expected annual rate as a result of the Company’s quarterly geographic earnings profile.
Net earnings in the first half of 2006 were $138 million, or $1.34 per diluted share, which compares to $135 million or $1.33 per diluted share in the 2005 period. As mentioned previously, net earnings in both periods were impacted by certain non-recurring items, including expenses of $57 million related to the Lucas bond tender transaction in 2006 and the previously discussed positive one-time net benefit of $10 million in 2005. Net earnings excluding these items from both periods were $195 million or $1.89 per diluted share in 2006, which compares to $125 million or $1.23 per diluted share in 2005.
EBITDA was $686 million in the first half of 2006, which is a 13 percent increase compared to the prior year total of $607 million. The year-to-year increase can be attributed to the higher level of operating income in the 2006 period.

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Capital Structure/Liquidity/Transactions
Second quarter net cash provided by operating activities was $233 million, which compares to $263 million in the prior year. Capital expenditures for the quarter were $119 million, which compares to $91 million in the 2005 period. First half net cash provided by operating activities was $251 million, which compares to $212 million in the prior year. Capital expenditures in the first half of 2006 were $202 million, which compares to $174 million in the 2005 period.
As of June 30, 2006, the Company had $3,035 million of debt and $520 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,515 million, which represents a decrease of $45 million compared to the year-end 2005 level. The change in net debt includes the $57 million premium associated with the Lucas bond tender transaction.
On February 2, 2006, the Company’s wholly owned subsidiary, Lucas Industries Limited, completed the tender for its outstanding GBP 94.6 million 10-7/8% bonds. As a result of the transaction, the Company incurred a $57 million charge for loss on retirement, which reflects the difference between the tender amount and the book value of debt related to the bonds at the time of the transaction.
On May 3, 2005, the Company completed the redemption of a portion of its Euro denominated 10-1/8% senior notes, which resulted in pre-tax expenses of $7 million for premiums and associated fees.
2006 Outlook
The Company revised its full year guidance upward as a result of the strong first half results announced today. Accordingly, full year sales are expected to be in the range of $13.0 to $13.3 billion (including third quarter sales of approximately $3.0 billion). Net earnings per diluted share are now expected to be in the range of $1.50 to $1.80, which includes the previously mentioned $57 million charge related to the bond tender transaction. Earnings per diluted share excluding this charge are expected to be in the range of $2.05 to $2.35.

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For the year, the Company expects pre-tax restructuring expenses of $50 million (including approximately $7 million in the third quarter) and an effective tax rate of approximately 43 percent, which excludes expenses related to the bond tender transaction. Lastly, the Company’s estimate for capital expenditures remains at approximately 4 percent of sales for the year.
Second Quarter 2006 Conference Call
The Company will host its second-quarter 2006 conference call at 9:00 a.m. (EDT) today, Wednesday, August 2, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.
A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 2914927. A live audio web cast and subsequent replay of the conference call will also be available on the Company’s website at www.trwauto.com/results.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”). Management believes these non-GAAP measures are useful to evaluate operating performance and/or regularly used by security analysts, institutional investors and other interested parties in the evaluation of the Company. Non-GAAP measures are not purported to be a substitute for any GAAP measure and as calculated, may not be comparable to other similarly titled measures of other companies.
For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.

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About TRW
With 2005 sales of $12.6 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 63,000 people in 25 countries.
TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.
All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2005 (the “10-K”), and our Form 10-Q for the quarter ended March 31, 2006, and include: work stoppages or other labor issues at the facilities of our customers or suppliers; non-performance by, or insolvency of, our suppliers and customers, which may be exacerbated by recent bankruptcies and other pressures within the automotive industry; the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; interest rate risk arising from our variable rate indebtedness (which constitutes a majority of the company’s indebtedness), especially in view of the current climate of rising interest rates; possible production cuts or restructuring by our customers; loss of market share by domestic vehicle manufacturers; efforts by our customers to consolidate their supply base; severe inflationary pressures impacting the market for commodities; escalating pricing pressures from our customers; our dependence on our largest customers; fluctuations

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in foreign exchange rates; our substantial leverage; product liability and warranty and recall claims; limitations on flexibility in operating our business contained in our debt agreements; the possibility that our owners’ interests will conflict with ours and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.
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TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page
Consolidated Statements of Operations (unaudited) for the three months ended June 30, 2006 and July 1, 2005	A2

Consolidated Statements of Operations (unaudited) for the six months ended June 30, 2006 and July 1, 2005	A3

Condensed Consolidated Balance Sheets as of June 30, 2006 (unaudited) and December 31, 2005	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the six months ended June 30, 2006 and July 1, 2005	A5

Reconciliation of GAAP Net Earnings to EBITDA (unaudited) for the three and six month periods ended June 30, 2006 and July 1, 2005	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the six months ended June 30, 2006	A7

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the three months ended July 1, 2005	A8

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the six months ended July 1, 2005	A9
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarterly period ended March 31, 2006, as filed with the United States Securities and Exchange Commission on February 23, 2006 and May 4, 2006.

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	June 30, 2006	July 1, 2005
Sales	$3,461	$3,365
Cost of sales	3,107	3,010

Gross profit	354	355
Administrative and selling expenses	140	126
Amortization of intangible assets	9	8
Restructuring charges and asset impairments	11	15
Other (income) expense — net	(7)	11

Operating income	201	195
Interest expense — net	60	54
Loss on retirement of debt	—	7
Accounts receivable securitization costs	1	1
Equity in earnings of affiliates, net of tax	(9)	(5)
Minority interest, net of tax	5	2

Earnings before income taxes	144	136
Income tax expense	53	51

Net earnings	$91	$85

Basic earnings per share:
Earnings per share	$0.91	$0.86

Weighted average shares	100.3	99.0

Diluted earnings per share:
Earnings per share	$0.88	$0.83

Weighted average shares	103.7	102.2

A2

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Six Months Ended
(In millions, except per share amounts)	June 30, 2006	July 1, 2005
Sales	$6,857	$6,590
Cost of sales	6,146	5,925

Gross profit	711	665
Administrative and selling expenses	269	262
Amortization of intangible assets	18	16
Restructuring charges and asset impairments	19	23
Other (income) expense — net	(23)	17

Operating income	428	347
Interest expense — net	120	112
Loss on retirement of debt	57	7
Accounts receivable securitization costs	2	2
Equity in earnings of affiliates, net of tax	(13)	(10)
Minority interest, net of tax	8	4

Earnings before income taxes	254	232
Income tax expense	116	97

Net earnings	$138	$135

Basic earnings per share:
Earnings per share	$1.38	$1.36

Weighted average shares	99.9	99.0

Diluted earnings per share:
Earnings per share	$1.34	$1.33

Weighted average shares	103.3	101.6

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

	As of
	June 30,	December 31,
(Dollars in millions)	2006	2005
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$503	$659
Marketable securities	17	17
Accounts receivable — net	2,329	1,948
Inventories	729	702
Prepaid expenses and other current assets	273	273

Total current assets	3,851	3,599

Property, plant and equipment — net	2,579	2,538
Goodwill	2,304	2,293
Intangible assets — net	753	769
Prepaid pension cost	255	222
Other assets	844	809

Total assets	$10,586	$10,230

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Short-term debt	$83	$98
Current portion of long-term debt	68	37
Trade accounts payable	2,026	1,865
Accrued compensation	283	280
Other current liabilities	1,449	1,310

Total current liabilities	3,909	3,590

Long-term debt	2,884	3,101
Post-retirement benefits other than pensions	903	917
Pension benefits	794	795
Other long-term liabilities	553	513

Total liabilities	9,043	8,916

Minority interests	114	106

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,166	1,142
Retained earnings	270	132
Accumulated other comprehensive losses	(8)	(67)

Total stockholders’ equity	1,429	1,208

Total liabilities, minority interests, and stockholders’ equity	$10,586	$10,230

A4

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2006	July 1, 2005
Operating Activities
Net earnings	$138	$135
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	253	254
Other — net	(20)	(12)
Changes in assets and liabilities, net of effects of businesses acquired	(120)	(165)

Net cash provided by operating activities	251	212

Investing Activities
Capital expenditures	(202)	(174)
Net proceeds from asset sales and divestitures	10	—
Other — net	(1)	—

Net cash used in investing activities	(193)	(174)

Financing Activities
Change in short-term debt	(19)	(2)
Proceeds from issuance of long-term debt	22	1,313
Redemption of long-term debt	(273)	(1,598)
Debt issue costs	—	(4)
Issuance of capital stock, net of fees	—	143
Repurchase of capital stock	—	(143)
Proceeds from exercise of stock options	17	1

Net cash used in financing activities	(253)	(290)
Effect of exchange rate changes on cash	39	(32)

Decrease in cash and cash equivalents	(156)	(284)
Cash and cash equivalents at beginning of period	659	790

Cash and cash equivalents at end of period	$503	$506

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to EBITDA
(Unaudited)
The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarterly period ended March 31, 2006, which contain summary historical data.
The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is a useful measurement because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance, or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
(Dollars in millions)	June 30, 2006	July 1, 2005
GAAP net earnings	$91	$85
Income tax expense	53	51
Interest expense — net	60	54
Loss on retirement of debt	—	7
Accounts receivable securitization costs	1	1
Depreciation and amortization	121	126

EBITDA	$326	$324

	Six Months Ended
(Dollars in millions)	June 30, 2006	July 1, 2005
GAAP net earnings	$138	$135
Income tax expense	116	97
Interest expense — net	120	112
Loss on retirement of debt	57	7
Accounts receivable securitization costs	2	2
Depreciation and amortization	253	254

EBITDA	$686	$607

A6

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s February 2, 2006 repurchase of its subsidiary Lucas Industries Limited’s £94.6 million 10 7/8% bonds due 2020 for £137 million, or approximately $243 million, the Company recorded a loss on retirement of debt of £32 million, or approximately $57 million. Such loss on retirement of debt carries zero tax benefit due to the Company’s tax loss position in the respective jurisdiction.
The following adjustment excludes the loss on retirement of debt to show the impact as if this transaction had not occurred.

	Six Months			Six Months
	Ended			Ended
	June 30, 2006			June 30, 2006
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$6,857	$—		$6,857
Cost of sales	6,146	—		6,146

Gross profit	711	—		711
Administrative and selling expenses	269	—		269
Amortization of intangible assets	18	—		18
Restructuring charges and asset impairments	19	—		19
Other income — net	(23)	—		(23)

Operating income	428	—		428
Interest expense, net	120	—		120
Loss on retirement of debt	57	(57	) (a)	—
Account receivable securitization costs	2	—		2
Equity in earnings of affiliates, net of tax	(13)	—		(13)
Minority interest, net of tax	8	—		8

Earnings before income taxes	254	57		311
Income tax expense	116	—		116

Net earnings	$138	$57		$195

Effective tax rate	46%			37%

Basic earnings per share:
Earnings per share	$1.38			$1.95

Weighted average shares	99.9			99.9

Diluted earnings per share:
Earnings per share	$1.34			$1.89

Weighted average shares	103.3			103.3

(a)	Reflects the elimination of the loss on retirement of debt.

A7

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s May 3, 2005 repurchase of approximately €48 million principal amount of its 10 1/8% Senior Notes, the Company incurred $7 million of losses on retirement of debt consisting of $6 million of related redemption premium and $1 million for write-off of deferred debt issuance costs. Such debt retirement expenses were U.S.-based, and therefore carry zero tax benefit due to the Company’s tax loss position in this jurisdiction.
Income tax expense for the three months ended July 1, 2005 includes a one-time benefit of $17 million resulting from a tax law change in Poland related to investment tax credits for companies operating in certain special economic zones within the country. The investment tax credits replace the tax holiday that was previously in effect for the Company.
The following adjustments exclude the loss on retirement of debt, as well as the one-time income tax benefit, to show the impact as if these transactions had not occurred.

	Three Months			Three Months
	ended			ended
	July 1, 2005			July 1, 2005
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$3,365	$—		$3,365
Cost of Sales	3,010	—		3,010

Gross profit	355	—		355
Administrative and selling expenses	126	—		126
Amortization of intangible assets	8	—		8
Restructuring charges and asset impairments	15	—		15
Other income — net	11	—		11

Operating income	195	—		195
Interest expense, net	54	—		54
Loss on retirement of debt	7	(7	) (a)	—
Account receivable securitization	1	—		1
Equity in earnings of affiliates, net of tax	(5)	—		(5)
Minority interest, net of tax	2	—		2

Earnings before income taxes	136	7		143
Income tax expense	51	17	(b)	68

Net earnings	$85	$(10)		$75

Effective tax rate	38%			48%

Basic earnings per share:
Earnings per share	$0.86			$0.76

Weighted average shares	99.0			99.0

Diluted earnings per share:
Earnings per share	$0.83			$0.73

Weighted average shares	102.2			102.2

(a)	Reflects the elimination of the loss on retirement of debt incurred in conjunction with repurchase of a portion of the Company’s 10 1/8% Senior Notes.

(b)	Reflects the elimination of one-time income tax benefit related to a tax law change in Poland.

A8

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s May 3, 2005 repurchase of approximately €48 million principal amount of its 10 1/8% Senior Notes, the Company incurred $7 million of losses on retirement of debt consisting of $6 million of related redemption premium and $1 million for write-off of deferred debt issuance costs. Such debt retirement expenses were U.S.-based, and therefore carry zero tax benefit due to the Company’s tax loss position in this jurisdiction.
Income tax expense for the six months ended July 1, 2005 includes a one-time benefit of $17 million resulting from a tax law change in Poland related to investment tax credits for companies operating in certain special economic zones within the country. The investment tax credits replace the tax holiday that was previously in effect for the Company.
The following adjustments exclude the loss on retirement of debt, as well as the one-time income tax benefit, to show the impact as if these transactions had not occurred.

	Six Months			Six Months
	ended			ended
	July 1, 2005			July 1, 2005
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$6,590	$—		$6,590
Cost of Sales	5,925	—		5,925

Gross profit	665	—		665
Administrative and selling expenses	262	—		262
Amortization of intangible assets	16	—		16
Restructuring charges and asset impairments	23	—		23
Other income — net	17	—		17

Operating income	347	—		347
Interest expense, net	112	—		112
Loss on retirement of debt	7	(7	) (a)	—
Account receivable securitization	2	—		2
Equity in earnings of affiliates, net of tax	(10)	—		(10)
Minority interest, net of tax	4	—		4

Earnings before income taxes	232	7		239
Income tax expense	97	17	(b)	114

Net earnings	$135	$(10)		$125

Effective tax rate	42%			48%

Basic earnings per share:
Earnings per share	$1.36			$1.26

Weighted average shares	99.0			99.0

Diluted earnings per share:
Earnings per share	$1.33			$1.23

Weighted average shares	101.6			101.6

(a)	Reflects the elimination of the loss on retirement of debt incurred in conjunction with repurchase of a portion of the Company’s 10 1/8% Senior Notes.

(b)	Reflects the elimination of one-time income tax benefit related to a tax law change in Poland.

A9